Exhibit 99.1

Selected Financial Data—Five-Year Review (in millions of dollars, except per share data)

	2007	2006	2005	2004	2003
Summary of Operations:
Net revenues	$18,664	$18,790	$18,452	$17,901	$17,424
Cost of sales	7,827	7,387	7,274	6,956	6,649
Excise taxes on products	3,452	3,617	3,659	3,694	3,698
Operating income	4,373	4,518	4,104	4,082	3,696
Interest and other debt expense, net	205	225	427	506	502
Equity earnings in SABMiller	510	460	446	507	296
Earnings from continuing operations before income taxes	4,678	4,753	4,123	4,083	3,490
Pre-tax profit margin from continuing operations	25.1%	25.3%	22.3%	22.8%	20.0%
Provision for income taxes	1,547	1,571	1,574	1,502	1,199
Earnings from continuing operations	3,131	3,182	2,549	2,581	2,291
Earnings from discontinued operations, net of income taxes and minority interest	6,655	8,840	7,886	6,835	6,913
Net earnings	9,786	12,022	10,435	9,416	9,204
Basic earnings per share - continuing operations	1.49	1.52	1.23	1.26	1.13
- discontinued operations	3.17	4.24	3.81	3.34	3.41
- net earnings	4.66	5.76	5.04	4.60	4.54
Diluted earnings per share - continuing operations	1.48	1.51	1.22	1.25	1.12
- discontinued operations	3.14	4.20	3.77	3.31	3.40
- net earnings	4.62	5.71	4.99	4.56	4.52
Dividends declared per share	3.05	3.32	3.06	2.82	2.64
Weighted average shares (millions) - Basic	2,101	2,087	2,070	2,047	2,028
Weighted average shares (millions) - Diluted	2,116	2,105	2,090	2,063	2,038
Capital expenditures	386	399	299	243	303
Depreciation	232	255	269	269	257
Property, plant and equipment, net (consumer products)	2,422	2,343	2,259	2,278	2,400
Inventories (consumer products)	1,254	1,605	1,821	1,780	1,924
Total assets	57,211	104,270	107,949	101,648	96,175
Total long-term debt	2,385	5,195	6,459	8,960	9,571
Total debt - consumer products	4,239	4,580	6,462	7,740	9,223
- financial services	500	1,119	2,014	2,221	2,210
Stockholders’ equity	18,554	39,619	35,707	30,714	25,077
Common dividends declared as a % of Basic EPS	65.5%	57.6%	60.7%	61.3%	58.1%
Common dividends declared as a % of Diluted EPS	66.0%	58.1%	61.3%	61.8%	58.4%
Book value per common share outstanding	8.80	18.89	17.13	14.91	12.31
Market price per common share - high/low	90.50-63.13	86.45-68.36	78.68-60.40	61.88-44.50	55.03-27.70
Closing price of common share at year end	75.58	85.82	74.72	61.10	54.42
Price/earnings ratio at year end - Basic	16	15	15	13	12
Price/earnings ratio at year end - Diluted	16	15	15	13	12
Number of common shares outstanding at year end (millions)	2,108	2,097	2,084	2,060	2,037
Number of employees	84,000	175,000	199,000	156,000	165,000